Exhibit 10.64

SERVICEMASTER GLOBAL HOLDINGS, INC.

AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

Dated as of January 14, 2014

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Table of Contents
(continued)

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AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of January 14, 2014, among (i) ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), (ii) each Principal Stockholder, (iii) each other Initial Stockholder and (iv) any other Stockholder that may become a party to this Agreement after the date and pursuant to the terms hereof.  Capitalized terms used herein without definition shall have the meanings set forth in Section 5.1.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 18, 2007, between the Company, CDRSVM Acquisition Co., Inc., a Delaware corporation, and The ServiceMaster Company, a Delaware corporation (“ServiceMaster”), the Company agreed to acquire, on the terms and subject to the conditions set forth in such agreement, all of the outstanding shares of capital stock of ServiceMaster via the merger of an indirect subsidiary of the Company with and into ServiceMaster (such transaction, the “Merger”);

WHEREAS, the Company, certain of the Initial Stockholders (referred to in the Original Agreement as a Principal Investor, Committing Investor or Initial Investor, as applicable) and certain former stockholders of the Company previously entered into the ServiceMaster Global Holdings, Inc. Stockholders Agreement, dated as of July 24, 2007, (the “Original Agreement”), setting forth certain terms regarding the ownership of shares of Equity Securities and the governance of the Company;

WHEREAS, in connection with the consummation of the Merger, the Company issued Equity Securities to certain of the Stockholders, pursuant to subscription agreements between the Company and such Stockholders (each a “Stockholder Subscription Agreement”);

WHEREAS, in order to take account of certain Transfers of Shares, the then-current Stockholders and the Company entered into Amendment No. 1 to Stockholders Agreement, dated as of December 22, 2011, amending certain provisions of the Original Agreement (the Original Agreement, as so amended, the “Prior Agreement”);

WHEREAS, pursuant to a Separation and Distribution Agreement, dated as of the date hereof (the “Spin-Off Agreement”), by and among the Company, ServiceMaster, TruGreen Holding Corporation, a Delaware corporation (“TruGreen”) and TruGreen Limited Partnership, a Delaware limited Partnership, all of the outstanding shares of capital stock of TruGreen were distributed to the stockholders of the Company, including the Stockholders, on a pro rata basis (the “Spin-Off”); and

WHEREAS, in connection with the Spin-Off and pursuant to Section 6.8 of the Prior Agreement, the Initial Stockholders wish to amend and restate in its entirety the Prior Agreement and replace it with this Amended and Restated Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES

1.1  CD&R Entities Representations.  Each of the CD&R Entities, severally and not jointly, represents and warrants to the Company, as of the date hereof, that:

(a)                   (i) since the date that is two years prior to the date hereof, there has been no substantive agreement, understanding or arrangement with any potential acquirer regarding a potential acquisition of the Company or substantial negotiations in furtherance of any of the foregoing by such (x) CD&R Entity, any of its Controlled Affiliates, or (y) to the knowledge of such CD&R Entity, by its other Affiliates, any StepStone Entity, StepStone Group, ServiceMaster or the Company, (ii) since the date that is two years prior to the date hereof, there have been no discussions or other communications regarding any such acquisition referred to in clause (i) by any such CD&R Entity, any of its Controlled Affiliates or, to the knowledge of such CD&R Entity, by its other Affiliates, any StepStone Entity, StepStone Group, ServiceMaster or the Company and (iii) such CD&R Entity has no existing plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any of its Equity Securities or other capital stock of the Company after the date hereof, except, in each case as specifically contemplated by the Ruling.

(b)                   To the best of the knowledge of such CD&R Entity, the Spin-Off is not part of a plan (or series of related transactions) which includes a transfer of an interest in any entity that is an Affiliate of CD&R and that holds (directly or indirectly) any Equity Securities or other capital stock of the Company.

1.2  StepStone Entities Representations.  Each of the StepStone Entities, severally and not jointly, represents and warrants to the Company, as of the date hereof, that:

(a)                   (i) since the date that is two years prior to the date hereof, there has been no substantive agreement, understanding or arrangement with any potential acquirer regarding a potential acquisition of the Company or substantial negotiations in furtherance of any of the foregoing (x) by such StepStone Entity or any of its Controlled Affiliates, or (y) to the knowledge of such StepStone Entity, by its other Affiliates, any CD&R Entity, CD&R, ServiceMaster or the Company, (ii) since the date that is two years prior to the date hereof, there have been no discussions or other communications regarding any such acquisition referred to in clause (i) by any such StepStone Entity, any of its Controlled Affiliates or, to the knowledge of such StepStone Entity, by its other Affiliates, any CD&R Entity, CD&R, ServiceMaster or the Company and (iii) such StepStone Entity has no existing plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any of its Equity Securities or other capital stock of the Company after the date hereof, except, in each case, as specifically contemplated by the Ruling.

(b)                   To the best of the knowledge of such StepStone Entity, the Spin-Off is not part of a plan (or series of related transactions), which includes a transfer of an interest in any entity that is an Affiliate of StepStone and that holds (directly or indirectly) any Equity Securities or other capital stock of the Company.

1.3  Ridgemont, JPMorgan, Charlotte Investor and Citigroup Representations.  Each of Ridgemont, JPMorgan, Charlotte Investor and Citigroup, severally and not jointly, represents and warrants to the Company as of the date hereof, that it has no existing plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any of its Equity Securities or other capital stock of the Company after the date hereof.

1.4  Company Representations.  The Company represents and warrants to each of the Initial Stockholders, as of the date hereof, that (i) since the date that is two years prior to the date hereof, there has been no substantive agreement, understanding or arrangement with any potential acquirer regarding a potential acquisition of the Company or substantial negotiations in furtherance of any of the foregoing (x) by the Company, any of its Controlled Affiliates, or (y) to the knowledge of the Company, by its other Affiliates, any CD&R Entity, CD&R, ServiceMaster, any StepStone Entity or StepStone Group, (ii) since the date that is two years prior to the date hereof, there have been no discussions or other communications regarding any such acquisitions referred to in clause (i) by the Company or any of its Controlled Affiliates or, to the knowledge of the Company, by its other Affiliates, any CD&R Entity, CD&R, any StepStone Entity or StepStone Group and (iii) to the knowledge of the Company, no Stockholder has any existing plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any of its Equity Securities or other capital stock of the Company after the date hereof, except, in each case, as specifically contemplated by the Ruling.

1.5  Construction.   This Article I is intended to ensure compliance with Section 355(e) of the Code and the regulations promulgated thereunder and shall be interpreted accordingly.

ARTICLE II
GOVERNANCE AND MANAGEMENT OF THE COMPANY

2.1  Board of Directors/Committees.

(a)     Board Designees.  Subject to Section 2.5, as of the date hereof, the board of directors of the Company (the “Board”) shall be comprised of six directors determined as follows:

(i)    two designees of the Lead Sponsor and one designee of CD&R Fund VII (Co-Investment) (such persons, the “CD&R Designees”), one of whom, selected by the CD&R Designees, shall serve as Chairman of the Board (the “Chairman”) and none of whom shall also serve concurrently as a director of TruGreen;

(ii)   one designee of StepStone which person shall not also serve concurrently as a director of TruGreen (such person, the “StepStone Designee and collectively with the CD&R Designees, the “Sponsor Designees”);

(iii)  Robert J. Gillette and, upon the approval of the Board with the prior written approval of the Lead Sponsor, any successor to Mr. Gillette in his capacity as the Chief Executive Officer (the “CEO Designee”); and

(iv)  upon approval of the Board, one person who is not an employee of the Company or any Stockholder and who is determined by the Board to be independent of management and free from any material relationship with the Company (the “Independent Director”).

Each CD&R Designee shall have three votes, and each other director, including the StepStone Designee, any CEO Designee and any Independent Director, shall have one vote, at any meeting of the Board and with respect to any approval, consent, action, determination or other matter by or of the Board.

The size of the Board may be increased from time to time upon approval of the Board, subject to the prior written approval of the Lead Sponsor; provided that any such additional director (x) shall not also serve concurrently as a director of TruGreen, and (y) shall have one vote at any meeting of the Board and with respect to any approval, consent, action, determination or other matter by or of the Board.  StepStone shall have the right at any time, as determined in its sole discretion, to terminate its right to designate a director pursuant to this Section 2.1(a).

(b)     Committees.  The by-laws of the Company shall provide for a compensation committee and an audit committee and, subject to Section 2.3(d), such other committees as the Board may determine (collectively, the “Committees”).  At least a majority of the members of each Committee shall be CD&R Designees, and each Committee shall have a CD&R Designee as its chairman.  Each Committee shall have such powers and responsibilities as the Board may from time to time authorize.

(c)     Removal and Replacement of Directors.  Any Sponsor Designee may be removed from the Board or from any Committee at any time, with or without cause, only at the direction of the Principal Stockholder that designated such Sponsor Designee; provided a Sponsor Designee may be removed by the Board (i) for cause, or (ii) in the event any Sponsor Designee is elected as a director of TruGreen.  If a vacancy is created on the Board or a Committee as a result of the death, disability, retirement, resignation or removal (with or without cause) of any Sponsor Designee, then the Principal Stockholder that designated such Sponsor Designee shall have the right to designate such person’s replacement.

(d)     Regulatory Requirements.  Insofar as the Company is or becomes subject to requirements under Applicable Law or the regulations of any self-regulatory organization relating to the composition of the Board or its Committees, their respective responsibilities or the qualifications of their respective members, each of the Stockholders entitled to designate members of the Board shall cooperate in good faith to select their respective designees to the Board under this Section 2.1 so as to permit the Company to comply with all such applicable requirements.

(e)     Board Observers.  JPMorgan and Ridgemont shall each be entitled to appoint one person as an observer (each, a “Board Observer”) to the Board.  The Board Observers shall be entitled to attend meetings of the Board and to receive all notices and information provided to the members of the Board (including minutes of previous meetings of the Board); provided that the Company reserves the right to withhold any information and to exclude any or all Board Observers from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel, or if such Board Observer is directly affiliated with a Competitor.  For so long as JPMorgan or Ridgemont appoints a Board Observer, it shall establish and maintain an information barrier, in accordance with its internal policies, between, on the one hand, its Board Observer and any other persons monitoring its investment in the Company and, on the other hand, any of its employees or agents affiliated with any Competitor.  For the avoidance of doubt, no Board Observer shall have voting rights or fiduciary obligations to the Company or the Stockholders but shall be bound by the same confidentiality obligations as the members of the Board.

2.2  Director Fees and Expenses.

(a)     Fees.  None of the Sponsor Designees shall be paid any fee (or provided any equity-based compensation) for serving as directors or members of the Board or any Committee, unless otherwise determined by the Board.

(b)     Expenses.  The Company will cause each non-employee director serving on the Board, any Committees or any Company Subsidiary board to be reimbursed for all reasonable and actual out-of-pocket costs and expenses incurred by him or her in connection with such service.

2.3  Approvals.

(a)     General.  Except as required by Applicable Law, and subject to Section 2.3(c), all actions requiring the approval of the Board shall be approved by directors representing a majority of the votes of the directors present at any duly convened Board meeting or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the Delaware General Corporation Law and the by-laws of the Company.

(b)     Quorum/Notice.  A quorum for meetings of the Board shall consist of directors representing a majority of the votes of the total then in effect membership of the

Board; provided that CD&R Designees must constitute at least 50% of any such quorum.  If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the directors, and, at any such postponed meeting, a quorum shall consist of directors representing a majority of the votes of the total then in effect membership of the Board; provided that CD&R Designees must constitute at least 50% of any such quorum.  Meetings of the Board may be called by the Chairman at any time; provided that at least 24 hours’ notice of such meeting has been provided to the directors or notice thereof has been waived by each director.

(c)     Unanimous Approval Rights.  In addition to any vote or consent of the Board or the stockholders of the Company required by Applicable Law, the Company shall not take (or, to the extent applicable, permit any Subsidiary of the Company to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without Unanimous Board Approval:

(i)    any amendment to the certificate of incorporation, by-laws or other organizational document of the Company;

(ii)   voluntary election by the Company to liquidate or dissolve or to commence bankruptcy or insolvency proceedings under Applicable Law or the adoption of a plan with respect to any of the foregoing; and

(iii)  any agreement or transaction between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company, including any of the portfolio companies held or managed by such Affiliates, on the other hand, other than (v) any transaction between the Company or any Subsidiary of the Company, on the one hand, and another Subsidiary of the Company or an employee of the Company or any of its Subsidiaries, on the other hand, (w) any trading, asset management, financial advisory, lending or other applicable financial services activities provided in the ordinary course of its business by Affiliates of JPM to the Company or any Subsidiary of the Company, except when such Affiliate is acting as the lead underwriter with respect to an offering of securities of the Company or any of its Subsidiaries with an aggregate value in excess of $50 million or as the lead advisor in a merger, acquisition or similar transaction with a Transaction Value (as defined in the Consulting Agreement) in excess of $50 million, (x) the Consulting Agreements, the Registration Rights Agreement and the Indemnification Agreements, but including any amendment, termination or material waiver under any such agreements, (y) any agreement between the Company or any Subsidiary of the Company on the one hand, and TruGreen or any Subsidiary of TruGreen, on the other hand, and (z) any transaction or series of related transactions in the ordinary course of business and on third-party terms with any portfolio company (as such term is customarily used among institutional investors) held or managed by any Affiliate of the Company and not involving in excess of $5 million per annum.

(d)     Principal Stockholder Approval Rights.  In addition to any vote or consent of the Board or the stockholders of the Company required by Applicable Law, the Company shall not amend its certificate of incorporation or by-laws in a manner that would adversely affect any Principal Stockholder disproportionately when compared to the other Principal Stockholders without the prior written consent of such Principal Stockholder.

2.4  Certain Actions/Voting Proxy.

(a)     Each Stockholder shall vote all of its shares of Voting Securities and shall take all other necessary or desirable actions within such Stockholder’s control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), and the Company shall take all necessary and desirable actions within its control (including calling special board and stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), to cause the election, removal and replacement of directors and members of Committees in the manner contemplated in, and otherwise give the fullest effect possible to, the provisions of Sections 2.1 and 2.3.

(b)     Each Stockholder, in connection with any vote or action by written consent of the stockholders of the Company relating to any matter (including any Transfer of Equity Securities or amendment of the Company’s certificate of incorporation) requiring consent as specified in Section 2.3, Section 3.1(b) or any other provision of this Agreement, shall vote all of its Voting Securities:  (i) against (and not act by written consent to approve) such matter if such matter has not received such required consent, (ii) for (or act by written consent to approve) any matter that has received such required consent and which has been submitted to the stockholders of the Company for approval and (iii) otherwise take or cause to be taken, all other reasonable actions, at the expense of the Company, required, to the extent permitted by Applicable Law, to prevent the taking of any action by the Company that has not received such required consent, or to approve the taking of any such action that has received such required consent.

(c)     Each Stockholder (other than the Principal Stockholders) (i) that is a Transferee of, or a Related Person to, a Principal Stockholder, hereby irrevocably grants to and appoints such Principal Stockholder and (ii) that is not a Person described in clause (i), hereby irrevocably grants to and appoints the Lead Sponsor, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or act by written consent with respect to such Stockholder’s Voting Securities, and to grant a consent, proxy or approval in respect of such Voting Securities, in the event that such Stockholder fails at any time to vote or act by written consent with respect to any of its Voting Securities in the manner agreed by such Stockholder in this Agreement, in each case in accordance with such

Stockholder’s agreements contained in this Section 2.4 and any other provision of this Agreement.  Each Stockholder (other than each Principal Stockholder) hereby affirms that the irrevocable proxy set forth in this Section 2.4(c) will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Stockholder under this Agreement.  Each such Stockholder hereby further affirms that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by Applicable Law.  For the avoidance of doubt, except as expressly contemplated by this Section 2.4, none of the Stockholders has granted a proxy to any Person to exercise the rights of any such Stockholder under this Agreement.

2.5  Termination of Rights.  Notwithstanding Section 2.1 or Section 2.3:

(a)     if, at any time, StepStone, together with members of its Principal Stockholder Group, shall cease to have sole voting control with respect to at least 50% of its Original Shares, then, (i) except as otherwise requested by the Lead Sponsor, StepStone shall cease to have the right to designate the StepStone Designee pursuant to Section 2.1(a) and any right to designate members of Committees pursuant to Section 2.1(b), (ii) the consent of the StepStone Designee (as a member of the Board or pursuant to any requirement for Unanimous Board Approval) shall no longer be required to authorize, effect or validate any transactions specified in this Agreement, (iii) StepStone shall cause the StepStone Designee and Committee designee to resign prior to the date of the next Board or Committee meeting or action by written consent and (iv) except as otherwise consented to by the Lead Sponsor, the directors remaining in office shall decrease the size of the Board (and Committees, if applicable) to eliminate such vacancy;

(b)     if, at any time, JPMorgan, together with its Principal Stockholder Group, shall cease to own at least 50% of its Original Shares, JPMorgan shall cease to have the right to appoint a Board Observer; and

(c) upon the first to occur of (i) the consummation of an IPO and (ii) Ridgemont ceasing to own at least 5,000,000 Shares (or, following any stock split, stock combination or similar action by the Company, such number of Shares as required to maintain the same proportion of Shares), Ridgemont shall cease to have the right to appoint a Board Observer.

2.6  Information/Access.

(a)     Information.  The Company shall provide each Stockholder or its designated representative with:

(i)    as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year (commencing with the fiscal quarter ended March 31, 2014), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries;

(ii)   as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its Subsidiaries, accompanied by the report of independent certified public accountants of recognized national standing; and

(iii)  to the extent the Company or any of its Subsidiaries is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary as soon as available.

(b)     Access.  The Company shall, and shall cause its Subsidiaries, officers, directors and employees to, (i) afford the officers, employees, auditors and other agents of each Stockholder that is a member of a Principal Stockholder Group, for so long as such Stockholder, together with the other members of its Principal Stockholder Group and such Principal Stockholder Group’s Transferees, owns 5% or more of all outstanding Shares, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records on a non-disruptive basis and (ii) afford such Stockholder the opportunity to consult with its officers at least once quarterly within 30 days of the end of such quarter regarding the Company’s and its Subsidiaries’ affairs, finances and accounts as each such Stockholder may reasonably request upon reasonable notice.  The Company shall also furnish such Stockholder upon request with such other information with respect to the business and properties of the Company that is necessary for (x) such Stockholder to comply with its income tax reporting and regulatory requirements and (y) such Stockholder to prepare its quarterly and annual financial statements in accordance with United States generally accepted accounting principles.

(c)     Additional Information.  Each of the Stockholders agrees that, from the date of this Agreement and for so long as it shall own any Equity Securities, it will furnish the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the (x) consummation of the Spin-Off and the other transactions contemplated by this Agreement and the Registration Rights Agreement and (y) the preparation and filing of any reports, filings, applications, consents or authorizations with any Governmental Entity under any Applicable Law.  Each Stockholder proposing to make a Transfer pursuant to Article III and the Company shall provide the other with any information reasonably requested in order for each of them to determine whether the proposed Transfer would be a Prohibited Transaction.

(d)     Corporate Opportunities.  Except as otherwise provided in the second sentence of this Section 2.6(d), to the fullest extent permitted by law (i) no Stockholder and no stockholder, member, manager, partner or Affiliate of any Stockholder (other than the Company and its Subsidiaries) or their respective officers, directors, employees or agents (any of the foregoing, a “Stockholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 2.6(d), have an interest or expectancy (“Corporate Opportunity”), even if such Corporate Opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and (ii) no Stockholder nor any Stockholder Group Member (even if also an officer or director of the Company) will be deemed to have breached any fiduciary or other duty or obligation to the Company, or be liable to the Company, by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company.  The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or director of the Company whether or not such individual is also a director or officer of a Stockholder, if such opportunity is expressly offered to such Person in writing solely in his or her capacity as an officer or director of the Company or any of its Subsidiaries and the Stockholders recognize that the Company reserves such rights.  The Company shall adopt a provision in the certificate of incorporation of the Company substantially to the effect of this Section 2.6(d).

ARTICLE III
TRANSFERS/CERTAIN COVENANTS

3.1  Transfer Restrictions.

(a)     Prior to the first anniversary of the consummation of the Spin-Off, no Stockholder shall Transfer any of its Equity Securities pursuant to a Public Offering.

(b)     No Stockholder shall Transfer any Equity Securities (i) to any Competitor or (ii) if any such Transfer would constitute a Prohibited Transaction, unless, in any such case, such Transfer has received the prior written consent of the Lead Sponsor.

(c)     Any Transfer by any Stockholder of all or any portion of its Equity Securities by any Stockholder shall be made subject to compliance with Section 3.2

(d)     Any Transferee that, after the date of this Agreement but prior to the later of the consummation of an IPO and the first anniversary of the consummation of the Spin-Off, acquires Equity Securities shall, as a condition precedent to the Transfer of such Equity Securities to such Transferee, (i) become a party to this Agreement by completing and executing a signature page hereto (including the address of such party), (ii) execute all such other agreements or documents as may reasonably be requested by the Company, (iii) ensure with the Transferring Stockholders that any regulatory authorizations needed in connection with such Transfer are duly obtained and (iv) deliver such signature page and, if applicable, other agreements and documents to the Company at its address specified in Section 6.12.  Such Person shall, upon its satisfaction of such conditions and acquisition of Equity Securities, be a Stockholder for all purposes of this Agreement.

(e)     Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

(f)      Each Stockholder that is classified for U.S. Federal income tax purposes as a partnership agrees that it shall not, unless otherwise agreed in writing by the Lead Sponsor, for so long as it owns more than 3% of the outstanding Equity Securities, permit a Person to become the beneficial owner of an interest as a member of such Stockholder for U. S. Federal income tax purposes if, to its knowledge after due inquiry, such Person is a natural person.  For these purposes, any entity that is classified as a disregarded entity or any Grantor Trust for U.S. Federal income tax purposes shall be disregarded, but a Person that owns an interest as a member of an entity that is classified as a partnership for such purposes (an upper-tier partnership), which upper-tier partnership owns an interest as a member of a second entity that is classified as a partnership for such purposes (a lower-tier partnership), shall not be considered the beneficial owner of an interest as a member of such lower-tier partnership as a result of such Person’s owning an interest as a member of such upper-tier partnership.

3.2  Tag-Along Rights.

(a)     In the event of a proposed Transfer of Shares by a Stockholder (a “Transferring Stockholder”), other than (x) to a Permitted Transferee or (y) in connection with a Registered Offering or brokers transactions (within the meaning of Section 4(a)(4) of the Securities Act) pursuant to Rule 144, each Stockholder (other than the Transferring Stockholder) shall have the right to participate on the same terms and conditions and for the same per Share consideration as the Transferring Stockholder in the Transfer in the manner set forth in this Section 3.2.  Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders (other than the Transferring Stockholder, the “Tag-Along Participants”) within five days of receipt thereof, which notice shall state (i) the name of the proposed Transferee, (ii) the number of Shares proposed to be Transferred (the “Transferred Securities”) and the percentage (the “Tag Percentage”) that such number of Shares constitute of the total number of Shares owned by such Transferring Stockholder, (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 35 days after delivery to the Tag-Along Participants of the Transfer Notice or, if later, 10 days after receipt of any required approvals of Governmental Entities).  Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities, which offer may be conditioned upon the consummation of the sale by the Transferring Stockholder, or the most recent drafts of the purchase and sale documentation between the Transferring Stockholder and the Transferee which shall make provision for the participation of the Tag-Along Participants in such sale consistent with this Section 3.2.

(b)     Each Tag-Along Participant may elect to participate in the proposed Transfer to the proposed Transferee identified in the Transfer Notice by giving written notice to the Company and to the Transferring Stockholder within the 15-day period after the delivery of the Transfer Notice to such Tag-Along Participant, which notice shall state that such Tag-Along Participant elects to exercise its rights of tag-along under this Section 3.2, shall state the maximum number of Shares sought to be Transferred (which number may not exceed the product of (i) all such Shares owned by such Tag-Along Participant plus the number of Shares owned by any Affiliate Tag-Along Assignor of such Tag-Along Participant, multiplied by (ii) the Tag Percentage) and shall constitute an irrevocable commitment by such Tag-Along Participant to Transfer such Shares to the proposed Transferee.  As used in this Agreement, the term “Affiliate Tag-Along Assignor” with respect to any Stockholder shall mean an Affiliate of such Stockholder or, in the case of any member of a Principal Stockholder Group, any other member of such Principal Stockholder Group that, in each case, shall have waived, by means of written notice to the Company and the Transferring Stockholder, its tag-along rights pursuant to this Section 3.2 with respect to the applicable Transfer in favor of such Stockholder.  Each Tag-Along Participant shall be deemed to have waived its right of tag-along with respect to the Transferred Securities hereunder if it fails to give notice within the prescribed time period.  The proposed Transferee of any Transferred Securities will not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Shares sought to be Transferred by the Tag-Along Participants, the number of Shares to be Transferred by the Transferring Stockholder and each such Tag-Along Participant shall be reduced so that each such Stockholder is entitled to sell its Pro Rata Portion of the number of Shares the proposed Transferee elects to purchase.

(c)     Each Tag-Along Participant, if it is exercising its tag-along rights hereunder, shall deliver to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds and, if the purchase price includes non-cash consideration, the delivery thereof.  Each Stockholder participating in a sale pursuant to this Section 3.2 shall receive consideration in the same form and per share amount after deduction of such Stockholder’s proportionate share of the related expenses (as described in this Section 3.2(c)).  Each Stockholder participating in a sale pursuant to this Section 3.2 shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided that (i) any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the Transferee in connection with such sale shall be apportioned among the Stockholders participating in a sale pursuant to this Section 3.2 according to the consideration received by each such Stockholder, (ii) the aggregate liability of such Transferring Stockholder in connection with such representations, covenants, indemnities and agreements shall not exceed such Stockholder’s net proceeds from the sale, (iii) any representation relating specifically to a Stockholder and/or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iv) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder as a condition to participating in such Transfer.  The fees and expenses incurred in connection with a sale under this Section 3.2 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in respect of its Equity Securities to be Transferred; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the transaction consummated pursuant to this Section 3.2 (excluding de minimis expenditures).  The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required approvals of Governmental Entities and other required approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals.

(d)     If the Transferring Stockholder sells or otherwise Transfers to the Transferee any of its Shares in breach of this Section 3.2, then each Tag-Along Participant shall have the right to sell to such Transferring Stockholder, and such Transferring Stockholder undertakes to purchase from each Tag-Along Participant, the number of Shares that such Tag-Along Participant would have had the right to sell to the Transferee pursuant to this Section 3.2, for a per Share amount and form of consideration and upon the terms and conditions on which the Transferee bought such Shares from the Transferring Stockholder, but without any indemnity being granted by any Tag-Along Participant to such Transferring Stockholder; provided that nothing contained in this Section 3.2(d) shall preclude any Stockholder from seeking alternative remedies against any such Transferring Stockholder as a result of its breach of this Section 3.2.

3.3  Drag Along Right.

(a)     If one or more Stockholders, together with its Principal Stockholder Group, if any, and any members of other Principal Stockholder Groups or Citigroup or Charlotte Investor (together, the “Section 3.3 Transferring Stockholder(s)”) proposes to Transfer Equity Securities representing more than 50% of the Voting Securities of the Company, then if requested by the Lead Sponsor, each other Stockholder (each, a “Selling Stockholder”) shall be required to sell all of the Equity Securities held by it of the same type as any of the Equity Securities to be Transferred (or then convertible into any such type).

(b)     The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Section 3.3 Transferring Stockholder(s), and the terms and conditions of such sale shall be the same as those upon which the Section 3.3 Transferring Stockholder sells its Equity Securities.   In connection with the transaction contemplated by Section 3.3(a) (the “Drag Transaction”), each Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Section 3.3 Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided that (i) any general indemnity given by the Section 3.3 Transferring Stockholder, applicable to liabilities not specific to the Section 3.3 Transferring Stockholder, to the purchaser in connection with such sale shall be apportioned among the Selling Stockholders according to the consideration received by each Selling Stockholder, (ii) the aggregate liability of such Selling Stockholder in connection with such representations, covenants, indemnities and agreements shall not exceed such Selling Stockholder’s net proceeds from the sale, (iii) any representation relating specifically to a Selling Stockholder and/or its Equity Securities shall be made only by such Selling Stockholder and (iv) in no event shall any Stockholder be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder as a condition of participating in such Transfer.

(c)     The fees and expenses incurred in connection with a sale under this Section 3.3 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in respect of its Equity Securities; provided that no Stockholder shall be obligated to make any out-of-

pocket expenditure in respect of such fees and expenses prior to the consummation of the transaction consummated pursuant to this Section 3.3 (excluding de minimis expenditures).

(d)     The Lead Sponsor shall provide written notice (the “Drag Along Notice”) to each other Selling Stockholder of any proposed Drag Transaction as soon as practicable (and use commercially reasonable efforts to do so within five Business Days thereof; provided its failure to do so within five Business Days shall not limit its rights hereunder) following its exercise of the rights provided in Section 3.3(a).  The Drag Along Notice shall set forth the consideration to be paid by the purchaser for the securities, the identity of the purchaser and the material terms of the Drag Transaction.

(e)     If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received in the Drag Transaction, all holders of Equity Securities of such class must be given the same option.

(f)      Any Selling Stockholder whose assets (“Plan Assets”) constitute assets of one or more employee benefit plans and are subject to Part IV of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall not be obligated to sell to any Person to whom the sale of any Equity Securities would constitute a non-exempt “prohibited transaction” within the meaning of ERISA or the Code; provided that if so requested by the Section 3.3 Transferring Stockholder: (i) such Selling Stockholder shall have taken commercially reasonable efforts to (x) structure its sale of Equity Securities so as not to constitute a non-exempt “prohibited transaction” or (y) obtain a ruling from the Department of Labor to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) does not constitute a non-exempt “prohibited transaction” and (ii) such Selling Stockholder shall have delivered an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Section 3.3 Transferring Stockholder(s)) to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) would constitute a non-exempt “prohibited transaction.”

(g)     Upon the consummation of the Drag Transaction and delivery by any Selling Stockholder of the duly endorsed certificate or certificates representing the Equity Securities held by such Selling Stockholder to be sold together with a stock power duly executed in blank, the acquiring Person shall remit directly to such Selling Stockholder, by wire transfer of immediately available funds, the consideration for the securities sold pursuant thereto.

3.4  Legend.

(a)     Any certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS

AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(b)     Upon the permitted sale of any Equity Securities pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, any certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 3.4; provided that the Company may condition such replacement of any certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

3.5  Covenants of the Stockholders and the Company.

(a)                   Stockholders.  Until the date that is one year after the consummation of the Spin-Off, no Stockholder shall, nor shall it permit any of its respective Controlled Affiliates to, engage in any discussions or other communications relating to a Public Offering of its respective Equity Securities (including about timing or process) with any of the Company, TruGreen, any other Stockholder or any underwriter or investment banker; provided that any Stockholder or its Controlled Affiliates may enter into, and engage in discussions and communications with underwriters regarding, customary Lock-up Agreements in connection with any Registered Offering by the Company of newly-issued Voting Securities.  Until the date that is two years after the consummation of the Spin-Off, each Stockholder shall, and shall cause its respective Controlled Affiliates to, provide its reasonable cooperation with the Company in procuring any opinion or supplemental private letter ruling relating to the Spin-Off and the transactions undertaken in connection therewith.

(b)                   The Company.  Until the date that is one year after the consummation of the Spin-Off, the Company shall not, nor shall it permit any of its Controlled Affiliates to, engage in any discussions or other communications relating to a Public Offering of Equity Securities held by any Stockholder (including about timing or process) with any Stockholder, TruGreen or any underwriter or investment banker; provided that the Company and its Controlled Affiliates may engage in discussions and communications with underwriters or their Representatives regarding, customary Lock-up Agreements in connection with any Registered Offering by the Company of newly issued Voting Securities.  For the avoidance of doubt, nothing in this Section 3.5 shall prevent the Company from issuing new Common Stock in a Registered Offering.

ARTICLE IV
PREEMPTIVE RIGHTS

4.1  Equity Purchase Rights.

(a)     The Company hereby grants to each Stockholder that is a member of a Principal Stockholder Group and Citigroup and Charlotte Investor and is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) (each, a “Preemptive Stockholder”) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company or any Subsidiary may, from time to time after the consummation of the Spin-Off, propose to sell or issue for cash.  The number or amount of New Securities which the Stockholders may purchase pursuant to this Section 4.1(a) shall be referred to as the “Equity Purchase Shares.”  The equity purchase right provided in this Section 4.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.  Each Preemptive Stockholder may assign its rights to make such purchase to any other member of its Principal Stockholder Group, if any (including a Co-investment Vehicle formed for the purpose of funding the exercise of preemptive rights under this Section 4.1, it being understood and agreed that any such Co-investment Vehicle shall become a party to this Agreement by completing and executing a signature page hereto (including the address of such party) and all such other agreements or documents as may reasonably be requested by the Company as a condition of the assignment of any Stockholder’s rights under this Section 4.1 to such Co-investment Vehicle).

(b)     The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Preemptive Stockholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the proposed manner of disposition, the number or amount and description of the New Securities proposed to be issued, the proposed issuance date and the proposed purchase price per share.  Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(c)                At any time during the 15-day period following the receipt of an Issuance Notice, each Preemptive Stockholder shall have the right to elect irrevocably (except as provided in the proviso to this sentence) to purchase its Pro Rata Portion of the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company; provided if there is a material change in the terms of the New Securities, the Company shall give written notice of such change as promptly as practicable to the Preemptive Stockholders, in which case any Preemptive Stockholder may revoke any such election made by such Preemptive Stockholder by delivering a written notice to the Company.  Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.  The closing of any purchase by any Preemptive Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required approvals of Government Entities and other required approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals and (ii) permit the Preemptive Stockholders to complete their internal capital call process following the 15-day notice period; provided that the extension pursuant to this clause (ii) shall not exceed 60 days.

(d)               Each Preemptive Stockholder exercising its right to purchase its respective portion of the Equity Purchase Shares in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Preemptive Stockholder or Affiliate of any Preemptive Stockholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), such Exercising Stockholder may purchase its Pro Rata Portion of such securities by giving written notice to the Company within 10 days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their purchase rights hereunder; provided, if any Co-investment Vehicle is a Non-Purchasing Stockholder with respect to any New Securities, the Principal Stockholder that is an Affiliate of such Co-Investment Vehicle shall have priority over all other Exercising Stockholders with respect to all such New Securities.

(e)                If any Stockholder or Exercising Stockholder fails to exercise fully its right hereunder to purchase Equity Purchase Shares within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 4.1(d), the Company or the applicable Subsidiary shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Stockholders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company or the applicable Subsidiary than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 90 days after the expiration of the 10-day period described in Section 4.1(d) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice.  Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required approvals of Government Entities and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.  In the event that the Company has not sold such New Securities within such 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 4.1.

ARTICLE V
DEFINITIONS

5.1       Certain Definitions.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) any Person directly or indirectly owning or Controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii) (it being understood and agreed that for purposes of this Agreement (x) each of the CD&R Entities (other than the Lead Sponsor) shall be deemed an Affiliate of the Lead Sponsor and a member of its Principal Stockholder Group but not of any other Principal Stockholder Group and (y) each of the StepStone Entities (other than StepStone) shall be deemed an Affiliate of StepStone and a member of its Principal Stockholder Group but not of any other Principal Stockholder Group.

“Affiliate Tag-Along Assignor” has the meaning set forth in Section 3.2(b).

“Agreement” means this Stockholders Agreement, as amended from time to time in accordance with Section 6.8.

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

“Board” has the meaning set forth in Section 2.1(a).

“Board Observer” has the meaning set forth in Section 2.1(e).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“CD&R” means Clayton, Dubilier & Rice, LLC.

“CD&R Designees” has the meaning set forth in Section 2.1(a).

“CD&R Entities” means the Lead Sponsor, Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P.

“CEO Designee” has the meaning set forth in Section 2.1(a).

“Chairman” has the meaning set forth in Section 2.1(a).

“Charlotte Investor” means Charlotte Investor IV, L.P.

“Chief Executive Officer” means the chief executive officer of the Company.

“Citigroup” means Citigroup Capital Partners II Employee Master Fund, L.P.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-investment Vehicle” means any entity (i) formed for the purpose of, or used exclusively or primarily for, permitting other Persons to co-invest with a Principal Stockholder in the Company and (ii) Controlled by, or under common Control with, such Principal Stockholder.

“Committee” has the meaning set forth in Section 2.1(b).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization; provided that Common Stock shall not include any shares of the capital stock of TruGreen distributed in connection with the Spin-Off.

“Company” has the meaning set forth in the Preamble.

“Competitor” means a Person, or another Person that Controls or is Controlled by a Person who competes directly with the primary businesses of the Company or any Material Subsidiary.

“Consulting Agreements” means (i) the Amended and Restated Consulting Agreement, dated as of November 23, 2009, by and among the Company, ServiceMaster and CD&R, and (ii) consulting agreements of the Company and ServiceMaster with each of (x) Citigroup Alternative Investments LLC, dated as of August 13, 2009, which agreement was subsequently assigned to StepStone Group, (y) BAS Capital Funding Corporation, dated as of August 13, 2009 and amended as of December 23, 2011, and (z) JPMorgan Chase Funding Inc., dated as of August 13, 2009; in each case as amended from time to time in accordance with the terms thereof.

“Control”, “Controlled” and “Controlling” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Corporate Opportunity” has the meaning set forth in Section 2.6(d).

“Drag Along Notice” has the meaning set forth in Section 3.3(d).

“Drag Transaction” has the meaning set forth in Section 3.3(b).

“Equity Purchase Shares” has the meaning set forth in Section 4.1(a).

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“ERISA” has the meaning set forth in Section 3.3(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Exercising Stockholder” has the meaning set forth in Section 4.1(d).

“Fair Market Value” means with respect to any non-cash consideration, the fair market value of such non-cash consideration as determined in good faith by the Board.

“Governmental Entity” means any federal, state, local or foreign court, legislative, executive or regulatory authority or agency.

“Grantor Trust” means the portion of a trust where it is specified in Sections 672-679 of the Code that the grantor of such trust or another person shall be treated as the owner of such portion of such trust.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Indemnification Agreements” means the Amended and Restated Indemnification Agreement, dated as of November 23, 2009, by and among the Company, ServiceMaster, CD&R and the CD&R Entities and the Indemnification Agreement, dated as of March 19, 2010, by and among the Company, ServiceMaster and JPMorgan Chase Funding, Inc., in each case as amended from time to time in accordance with the terms thereof.

“Independent Director” has the meaning set forth in Section 2.1(a)(iv).

“Information” means all information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by the Company, TruGreen, the other Stockholders or their respective Representatives in connection with the Spin-Off (whether written or oral or in electronic or other form and whether prepared by the Company, its Representatives or otherwise), together with all written or electronically stored documentation prepared or developed by such Stockholder or its Representatives based on, containing or otherwise reflecting, in whole or in part, any of such information, including any notes, memoranda, analyses, forecasts, compilations, studies or other data; provided that the term “Information” does not include any information that (x) is or becomes generally available to the public through no action or omission by any Stockholder or its Representatives or (y) is or becomes available to such Stockholder on a nonconfidential basis from a source, other than the Company or any of its subsidiaries, or any of their respective Representatives, that to the best of such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation.

“Initial Stockholder” means any Principal Stockholder and any other Stockholder listed on the signature pages of this Agreement as of the date hereof.

“IPO” means the initial Registered Offering of the Company.

“Issuance Notice” has the meaning set forth in Section 4.1(b).

“JPM” means J.P. Morgan Securities Inc.

“JPMorgan” means JPMorgan Chase Funding Inc.

“Lead Sponsor” means Clayton, Dubilier & Rice Fund VII, L.P.

“Legal Process” has the meaning set forth in Section 6.2.

“Lock-Up Agreement” means an agreement not to effect any public sale or distribution of Equity Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Equity Securities.

“Mandatory Distribution” means with respect to a Stockholder, any liquidation of, or distribution with respect to an equity interest in, such Stockholder (including but not limited to any distribution by a Stockholder to one or more of its limited partners) that is (i) required by Applicable Law, (ii) made solely to any limited partner of the Stockholder that is withdrawing from such Stockholder in connection with a Regulatory Problem or (iii) required under the organizational documents or governing agreements of such Stockholder, provided that any general partner, managing member, board of directors or similar governing body of such Stockholder (including in connection with any determination such Person has made that resulted in such requirement under such documents or agreement), and its equityholders, have taken all reasonable efforts to avoid such required liquidation or distribution.

“Material Subsidiary” means, as of any determination date, any Subsidiary of the Company that, together with its Subsidiaries, has revenues representing 10% or more of the aggregate total revenues of the Company and its Subsidiaries for the most recently completed fiscal year or assets representing 10% or more of the aggregate total assets of the Company and its Subsidiaries for the most recently completed fiscal year.

“Merger” has the meaning set forth in the Recitals.

“New Securities” means Equity Securities of the Company or any similar securities of any Subsidiary (“Subsidiary Equity Securities”) other than (i) options to purchase Common Stock and shares of Common Stock or Subsidiary Equity Securities issued to employees, officers or directors (subject, in the case of Sponsor Designees, to Section 2.2(a)), pursuant to any stock options, employee stock purchase or similar equity-based plans approved by the Board and Common Stock or Subsidiary Equity Securities issued upon exercise of such options, (ii) any private placement of Equity Securities or warrants to purchase Equity Securities to lenders or other institutional investors (excluding Stockholders) in any arm’s-length transaction providing debt financing for the Company or any of its Subsidiaries (“Financing Warrants”), where such Financing Warrants, together with all then outstanding Financing Warrants, are not for an aggregate of more than 10% of the outstanding Equity Securities of the Company on a fully-diluted basis at the time of issuance of such Financing Warrants, (iii) Equity Securities or Subsidiary Equity Securities issued in connection with a stock split, stock dividends or any similar recapitalization approved in accordance with this Agreement, (iv) Subsidiary Equity Securities issued to the Company or another Subsidiary of the Company, (v) Equity Securities issued in a Registered Offering, (vi) Equity Securities issued in connection with directors’ qualifying shares, (vii) Equity Securities issued in connection with any joint venture or strategic partnership entered into by the Company or any Subsidiary primarily for purposes other than raising capital (as reasonably determined by the Board), (viii) Equity Securities or Subsidiary Equity Securities issued to any other strategic investor (as reasonably determined by the Board) which issuance has been approved in an amount not to exceed 10% of the outstanding Equity Securities of the Company or Subsidiary Equity Securities of such Subsidiary, each on a fully-diluted basis, (ix) Equity Securities issued as consideration for any acquisition by the Company or any Subsidiary of the Company of the stock, other equity interests or assets of any Person, or the acquiring by the Company or any Subsidiary of the Company by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions, (x) Equity Securities issued in connection with the sale or exchange by employees, officers or directors of shares of the capital stock of TruGreen distributed pursuant to the Spin-Off or (xi) Equity Securities issued in connection with the Spin-Off or any other transaction pursuant to the Spin-Off Agreement.

“Non-Purchasing Stockholder” has the meaning set forth in Section 4.1(d).

“Original Agreement” has the meaning set forth in the Recitals.

“Original Shares” means, as to any Principal Stockholder Group, the Shares held by such Principal Stockholder Group as of the date hereof.

“Permitted Transferee” means as to any Stockholder:  (i) the owners of such Stockholder in connection with a Mandatory Distribution or upon any other liquidation of, or a distribution with respect to an equity interest in, such Stockholder (including any distribution by a Stockholder to its limited partners), (ii) a Related Person of such Stockholder (other than any “portfolio company” described below) or (iii) the Company or any of its Subsidiaries, provided, that in no event shall (x) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity Controlled by any portfolio company of any Stockholder or (y) any Competitor constitute a “Permitted Transferee”.  Any Stockholder shall also be a Permitted Transferee of the Permitted Transferees of itself.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Plan Assets” has the meaning set forth in Section 3.3(f).

“Preemptive Stockholder” has the meaning set forth in Section 4.1(a)

“Principal Stockholder Group” means, with respect to any Principal Stockholder, such Principal Stockholder and its Related Persons.

“Principal Stockholders” means each of the Lead Sponsor, StepStone, Ridgemont and JPMorgan.

“Prior Agreement” has the meaning set forth in the Recitals.

“Prohibited Transaction” means (i) any Transfer of Equity Securities to a natural person or an organization described in the second sentence of Section 542(a)(2) of the Code, (ii) any Transfer of Equity Securities to a Person classified, for U.S. Federal income tax purposes, as a partnership, that, following such Transfer, would own more than 3% of the outstanding Equity Securities, unless the transferor of such Equity Securities first obtains a written representation from the proposed Transferee for the benefit of the other Stockholders and the Company that, to the knowledge of such proposed Transferee after due inquiry, no natural person is the beneficial owner of an interest as a member of such proposed Transferee for U.S. Federal income tax purposes and (iii) any Transfer of Equity Securities to a Person which (w) violates applicable securities laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or would cause the Company or any of its Subsidiaries to be in violation of any Applicable Law, (x) would result in the assets of the Company constituting Plan Assets, (y) would, to the knowledge of the transferor of such Equity Securities after due inquiry, result in the

Company’s meeting the stock ownership requirement of Section 542(a)(2) of the Code or (z) would cause the Company to be Controlled by or under common Control with an “investment company” for purposes of the Investment Company Act of 1940, as amended.  For purposes of clauses (i) and (ii) of the immediately preceding sentence, any entity that is classified as a disregarded entity or any Grantor Trust for U.S. Federal income tax purposes shall be disregarded, but a Person that owns an interest as a member of an entity that is classified as a partnership for such purposes (an upper-tier partnership), which upper-tier partnership owns an interest as a member of a second entity that is classified as a partnership for such purposes (a lower-tier partnership), shall not be considered the beneficial owner of an interest as a member of such lower-tier partnership as a result of such Person’s owning an interest as a member of such upper-tier partnership.

“Pro Rata Portion” means:

(a)                                 for the purposes of Section 3.2, with respect to the Transferring Stockholder or any Tag-Along Participant, with respect to any proposed Transfer, on the applicable Transfer date, the number of Shares equal to the product of (i) the total number of Shares to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the total number of Shares owned by such Transferring Stockholder or Tag-Along Participant (as applicable) as of such date plus the number of Shares owned by all Affiliate Tag-Along Assignors of such Person by (B) the total number of Shares owned by the Transferring Stockholder and all Tag-Along Participants and their respective Affiliate Tag-Along Assignors as of such date; and

(b)                                 for the purposes of Section 4.1, with respect to any Preemptive Stockholder, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company or its applicable Subsidiary on such date and (ii) the fraction determined by dividing (A) the number of Shares owned by such Preemptive Stockholder immediately prior to such issuance by (B) the total number of Shares outstanding on such date immediately prior to such issuance.

“Public Offering” means a “public offering” as defined in Treasury Regulations Section 1.355-7(h)(11).

“Registered Offering” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 24, 2007, as amended by Amendment No. 1 on December 22, 2011, by and among the Company, certain of the CD&R Entities and the other parties listed on the signature pages thereto, and as further amended from time to time in accordance with the terms thereof.

“Regulatory Problem” means (i) a reasonable likelihood that all or any part of a Stockholder’s assets would be deemed to be “plan assets” for purposes of ERISA or (ii) a change in the statute or regulation that authorizes or governs the investment by an equityholder of a Stockholder in such Stockholder that makes investing in the Stockholder illegal for such equityholder.

“Related Person” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person and Person or (ii) any investment fund managed by any Person set forth in clause (i).  For avoidance of doubt, (i) each CD&R Entity shall be deemed a Related Person to each other CD&R Entity and CD&R, and (ii) each StepStone Entity shall be deemed a Related Person to each other StepStone Entity and StepStone Group.

“Representatives” means, with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of any Principal Stockholder any Sponsor Designees of such Principal Stockholder.

“Ridgemont” means Ridgemont Partners Secondary Fund I, L.P.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Ruling” means the federal income tax ruling, and any supplements thereto, issued to ServiceMaster in connection with the Spin-Off, including any supplement thereto.

“Section 3.3 Transferring Stockholder(s)” has the meaning set forth in Section 3.3(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Stockholder” has the meaning set forth in Section 3.3(a).

“ServiceMaster” has the meaning set forth in the Recitals.

“Shares” means issued and outstanding shares of Common Stock.

“SOX Act” means the Sarbanes-Oxley Act of 2002, as amended from time to time, and the rules and regulations promulgated thereunder.

“Spin-Off” has the meaning set forth in the Recitals.

“Spin-Off Agreement” has the meaning set forth in the Recitals.

“Sponsor Designees” has the meaning set forth in Section 2.1(a).

“StepStone” means Co-Investment (ServiceMaster) LLC.

“StepStone Entities” means StepStone, 2007 Co-Investment Portfolio L.P., StepStone Capital Partners II Cayman Holding, L.P. and StepStone Capital Partners II Onshore, L.P.

“StepStone Group” means StepStone Group LP

“Stockholder Group Member” has the meaning set forth in Section 2.6(d).

“Stockholder Subscription Agreement” has the meaning set forth in the Recitals.

“Stockholders” means (i) the Initial Stockholders and (ii) any other holder of any Equity Securities that becomes a party to this Agreement after the date and pursuant to the terms hereof; provided that any Person shall cease to be a Stockholder if it no longer is the holder of any Equity Securities.

“Subsidiary” means each Person in which a Person owns or Controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests.

“Tag-Along Participants” has the meaning set forth in Section 3.2(a).

“Tag Percentage” has the meaning set forth in Section 3.2(a).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities owned by a Person or any interest (including to a beneficial interest) in any shares of Equity Securities owned by a Person.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Transfer Notice” has the meaning set forth in Section 3.2(a).

“Transferred Securities” has the meaning set forth in Section 3.2(a).

“Transferring Stockholder” has the meaning set forth in Section 3.2(a).

“TruGreen” has the meaning set forth in the Recitals.

“TruGreen Business” means the law, tree and shrub care business of ServiceMaster and its direct and indirect Subsidiaries conducted primarily under the TruGreen brand name, immediately prior to the Spin-Off.

“Unanimous Board Approval” means, subject to Section 2.6, the prior approval of all Sponsor Designees then serving on the Board, or if under consideration at a duly called meeting of the Board, all Sponsor Designees present at such meeting; provided that includes at least one CD&R Designee and any StepStone Designee.

“Unanimous Stockholder Approval” means the prior approval of each of the Principal Stockholders.

“Voting Securities” means, at any time, shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of directors.

5.2       Terms Generally.  The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits and Annexes hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles, Sections, Exhibits and Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The definitions given for terms in this Article V and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement shall be deemed references to such agreement as it may be amended, restated or otherwise revised from time to time.

ARTICLE VI
MISCELLANEOUS

6.1       Termination.  Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 6.8:

(a)               the provisions of Section 2.1 shall, with respect to each Stockholder, terminate as provided in Section 2.5;

(b)               the provisions of Article III (other than Sections 3.1(a), 3.1(e), 3.1(f) and 3.5) and Article IV shall terminate upon the consummation of an IPO; and

(c)                all other provisions of this Agreement shall survive its termination.

Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement.

6.2       Publicity.  No Stockholder (other than the Lead Sponsor) may issue any press release or otherwise make any public announcement or comment on the Spin-Off or the Company or any of its Subsidiaries, without the prior consent of the Lead Sponsor; provided that nothing herein shall prevent any party hereto from making such announcement or comment (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests (any of the foregoing, a “Legal Process”); provided further that such party shall notify the other parties hereto, to the extent legally permissible, of the proposed disclosure as far in advance of such disclosure as reasonably practicable.

6.3       Confidentiality.  Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with (x) any action permitted to be taken by a Stockholder hereunder with respect to the Equity Securities held by such Stockholder or (y) following the consummation of the Spin-Off, the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (a) pursuant to a Legal Process, (b) to the extent necessary in connection with the exercise of any remedy hereunder, (c) to other Stockholders, (d) (i) to such party’s Representatives that in the reasonable judgment of such party need to know such Information or (ii) to such party’s direct equity holders (including limited partners); provided such Persons are directed to keep, and are subject to an obligation to keep, such information confidential or (e) to any potential Transferee in connection with a proposed Transfer of Equity Securities from such Stockholder as long as such potential Transferee agrees to be bound by the provisions of this Section 6.3 as if a Stockholder; provided further that, in the case of clause (a), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available, and provided further, such party shall be responsible for any failure of its Representatives or direct equity holders to keep such information confidential in accordance with this Section 6.3.

6.4       Compliance.

(a)               If required by the SOX Act, so as not to impair the independence of the auditor of any Principal Stockholder, the Stockholders shall not approve the retention by the Company or any of its Subsidiaries of, and shall cause the Company and its Subsidiaries not to retain, the independent accountants of any Principal Stockholder (or of any Principal Stockholder’s ultimate parent entity) for non-audit services without the prior written consent of such Principal Stockholder.  If required by the SOX Act, so as not to impair the independence of the auditor of any Principal Stockholder, the Stockholders shall cause the Company and its Subsidiaries to discontinue and restrict certain relationships (as set forth in such Act) between the Company and its Subsidiaries and the auditor of such Principal Stockholder.

(b)               At any time following the Closing Date, the Stockholders shall cooperate in good faith to procure that the Company take such necessary action and exercise all necessary powers so that the Company and its Subsidiaries are compliant with the provisions of the SOX Act, to the extent applicable to the Company or any such Subsidiary.

6.5       Restrictions on Other Agreements; Conflicts.

(a)               Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except the Registration Rights Agreement or as otherwise expressly permitted hereunder.  A member of a Principal Stockholder Group may enter into any stockholder agreement or arrangements with another member of its Principal Stockholder Group or as required to effect the transactions pursuant to the Spin-Off Agreement.

(b)               The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s by-laws.  Each of the parties covenants and agrees to vote their Voting Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s by-laws or certificate of incorporation so as to avoid any conflict with the provisions hereof.

6.6       Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

6.7       No Recourse.  Notwithstanding anything to the contrary in this Agreement, the Company and each Stockholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

6.8       Amendment; Waivers, etc.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if any such amendment, action or omission to act, has been approved by Stockholders holding in excess of 80% of the then-outstanding Voting Securities of the Stockholders and by the Lead Stockholder; provided, that no Stockholder shall be subject to any additional obligation hereunder resulting from any such amendment that the Stockholder did not approve and no right hereunder of a Stockholder specific to such Stockholder or its Principal Stockholder Group (i.e., not applicable to Stockholders not in such Stockholder’s Principal Stockholder Group) may be adversely affected by such amendment without the prior consent of such Stockholder.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Stockholder granting such waiver in any other respect or at any other time.

6.9       Assignment.  Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any party without Unanimous Stockholder Approval (in writing).

6.10                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

6.11                        No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.

6.12                        Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by reputable overnight courier or (d) sent by fax (provided a confirmation copy is sent by one of the other methods set forth above), as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company, to it at:

ServiceMaster Global Holdings, Inc.

860 Ridge Lake Boulevard

Memphis, TN 38120
Attention:  General Counsel

Facsimile:  (901) 597-8821

with a copy to (which shall not constitute notice) each of the Principal Stockholders and their counsel at the addresses listed below:

If to the Lead Sponsor, to it at:

Clayton, Dubilier & Rice Fund VII, L.P.

c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York  10152
Attention:  David H. Wasserman
Facsimile:  (212) 893-7061

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Peter J. Loughran, Esq.
Facsimile:  (212) 909-6836

If to JPMorgan, to it at:

JPMorgan Chase Funding Inc.

270 Park Avenue

New York, New York 10017

Attention:  Chris Linneman

Facsimile:  (212) 270-1063

If to Ridgemont, to it at:

Ridgemont Partners Secondary Fund I, L.P.
c/o Ridgemont Partners Management, LLC

150 North College Street, Suite 2500

Charlotte, NC 28202

Attention:  Edward Balogh

Facsimile:  (704) 944-0973
Email: ebalogh@ridgemontep.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Margaret A. Gibson
Facsimile: (312) 862-2200

If to StepStone, to it at:

c/o StepStone Group LP
4350 LaJolla Village Drive, Suite 800
San Diego, CA 92122
Attention:  Chief Financial Officer

Facsimile:  (858) 558-9701
Email: reporting@stepstoneglobal.com

If to any other Stockholder, to its address set forth on the signature page of such Stockholder to this Agreement with a copy (which shall not constitute notice) to any party so indicated thereon.  All such notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third business day following the date of mailing if delivered by domestic registered or certified mail, properly addressed, or on the fifth business day following the date of mailing if sent by airmail from a country outside of North America, to the party at the address shown on the signature page of this Agreement, to the Companies at the addresses shown on the signature page of this Agreement, or in either case as subsequently modified by written notice.

6.13                        Severability.  Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

6.14                        Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

6.15                        Entire Agreement.  This Agreement, together with the Schedules hereto, the Stockholder Subscription Agreements, the Registration Rights Agreement, the Consulting Agreements and the Indemnification Agreements, constitute the entire agreement and supersedes the Prior Agreement and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.16                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

6.17                        Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any such suit, action or other proceeding except in such courts).  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or referred to in Section 6.12 shall be effective service of process for any such suit, action or other proceeding.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or other proceeding in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

6.18                        Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this wavier and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6.18.

6.19                        Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  In the event that the Company or one or more Principal Stockholders shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.

6.20                        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Alan J. M. Haughie
Name: Alan J. M. Haughie
Title: Chief Financial Officer

CLAYTON, DUBILIER & RICE FUND VII, L.P.
By:	CD&R Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VII (CO-INVESTMENT), L.P.
By: CD&R Associates VII (Co-Investment), Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CDR SVM CO-INVESTOR L.P.
By: CDR SVM Co-Investor GP Limited,
its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Director

Notice Address:

CDR SVM Co-Investor L.P.

c/o M&C Corporate Services Limited

P.O. Box 309

Ugland House

South Church Street

George Town, Grand Cayman KY1-1104

Cayman Islands, British West Indies

Facsimile: (345) 949-8080

with a copy to (which shall not constitute notice):

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Mr. David H. Wasserman

Facsimile: (212) 893-7061

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Peter J. Loughran

Facsimile: (212) 909-6836

CDR SVM CO-INVESTOR NO. 2 L.P.
By: CDR SVM Co-Investor No. 2 GP Limited,
its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Director

Notice Address:

CDR SVM Co-Investor No. 2 L.P.

c/o M&C Corporate Services Limited

P.O. Box 309

Ugland House

South Church Street

George Town, Grand Cayman KY1-1104

Cayman Islands, British West Indies

Facsimile: (345) 949-8080

with a copy to (which shall not constitute notice):

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Mr. David H. Wasserman

Facsimile: (212) 893-7061

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Peter J. Loughran

Facsimile: (212) 909-6836

CD&R PARALLEL FUND VII, L.P.

By: CD&R Parallel Fund Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

Notice Address: CD&R Parallel Fund VII, L.P. c/o Clayton, Dubilier & Rice, LLC 375 Park Avenue 18th Floor New York, New York 10152 Attention: Mr. David H. Wasserman Facsimile: (212) 893-7061	with a copy to (which shall not constitute notice): Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Peter J. Loughran Facsimile: (212) 909-6836

JPMORGAN CHASE FUNDING INC.

By:	[Signature indecipherable]
Name:
Title:

RIDGEMONT PARTNERS SECONDARY FUND I, L.P.

By:	Ridgemont Secondary Management I,
L.P., its general partner

By:	Ridgemont Secondary I, LLC, its
general partner

By:	/s/ George Morgan
Name: George Morgan
Title: Authorized Signatory

2007 CO-INVESTMENT PORTFOLIO L.P.

By: StepStone Co-Investment Funds GP, LLC, its general partner

By:	/s/ Jason Ment
Name: Jason Ment
Title: Partner, General Counsel & CCO

STEPSTONE CAPITAL PARTNERS II ONSHORE, L.P.

By: StepStone Co-Investment Funds GP, LLC, its general partner

By:	/s/ Jason Ment
Name: Jason Ment
Title: Partner, General Counsel & CCO

STEPSTONE CAPITAL PARTNERS II CAYMAN HOLDING, L.P.

By: StepStone Co-Investment Funds GP, LLC, its general partner

By:	/s/ Jason Ment
Name: Jason Ment
Title: Partnber, General Counsel & CCO

STEPSTONE CO-INVESTMENT (SERVICEMASTER) LLC

By: StepStone Co-Investment Funds GP, LLC, its managing member

By:	/s/ Jason Ment
Name: Jason Ment
Title: Partner, General Counsel & CCO

CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER FUND, L.P.

By:	Citigroup Private Equity LP, its general partner

By:	/s/ Geoffrey Collette
Name: Geoffrey Collette
Title: Authorized Signatory

Notice Address:

Citi Private Equity

Citi Employee Private Equity Management

153 East 53rd Street, 20th Floor

New York, NY 10022

Attention: Matthew Coeny

Attention: Geoffrey Collette

Facsimile: (646) 291-5725

CHARLOTTE INVESTOR IV, L.P.

By:	HV CHARLOTTE US GP LLC,
its General Partner

By:	HARBOURVEST PARTNERS, LLC,
its Manager

By:	/s/ John M. Toomey, Jr.
Name: John M. Toomey, Jr.
Title: Managing Director

Notice Address: Charlotte Investor IV, L.P. c/o HarbourVest Partners, LLC One Financial Center Boston, Massachusetts 02111 Attention: John M. Toomey, Jr. Facsimile: (617) 350-0305	with a copy to (which shall not constitute notice): Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: David J. Schwartz, Esq. Facsimile: (212) 909-6836